CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
Diccicco Battista Communications	Phillips Edison – ARC Shopping Center REIT
tdefazio@dbcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc.
Eliminates Payment of Asset Management Fees in Cash

Cincinnati, Ohio, January 14, 2013 Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) announced today that, its board of directors and management mutually agreed to eliminate the payment of asset management fees to its advisor. Instead of cash or restricted stock as previously approved, effective for the fourth quarter 2012, the Company’s advisor will receive Class B operating partnership units (“Class B units”), which will constitute profits interest and will be forfeited unless a performance hurdle is met. Going forward, the Class B units would be issued on a quarterly basis, subject to periodic approval by the board of directors.

The Class B units will only vest to the extent 100% of shareholder capital is returned plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

“We believe that making advisor compensation for asset management services subject to a performance hurdle and shareholder return aligns our interest with those of our shareholders,” stated Jeff Edison, Co-Chairman and Chief Executive Officer of the Company. “Further, this aligns our practices with those of American Realty Capital, who continues the implementation of institutional standards and best practices in the non-traded REIT industry. We believe it is critical that, during the Company’s life as a non-traded REIT, it utilize available cash to acquire assets, pay distributions and for general working capital purposes rather than to pay out asset management fees to the advisor.”

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States.  The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices.  As of January 14, 2013, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 26 grocery-anchored shopping centers totaling 2,490,177 square feet.  For more information on the company, please visit the website at www.phillipsedison-arc.com.

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